Exhibit 99.1

John Marshall Bancorp, Inc. Announces Executive Leadership Promotions as Part of Succession Plan

Company Release - 6/1/2022

Reston, VA — John Marshall Bancorp, Inc. (the “Company”) (Nasdaq: JMSB), the parent company of John Marshall Bank (“JMB” or the “Bank”), today announces a series of Executive Leadership promotions, and William J. Ridenour and Carl E. Dodson will transition their roles to advisors to the CEO, in which they will continue to support the Bank’s efforts. Mr. Ridenour and Mr. Dodson have been instrumental in building the Bank’s client base and technical infrastructure, respectively. Mr. Ridenour, who has over 42 years of experience in the banking industry, will be transitioning out of his role as Senior Executive Vice President, Chief Banking Officer. Mr. Dodson, who has over 34 years of banking experience, will be moving on from his role as Senior Executive Vice President, Chief Operating and Chief Risk Officer. John Marshall Bank is proud to see them continue their involvement with the future of the Bank.

As Mr. Ridenour and Mr. Dodson assume their advisory roles, existing members of the John Marshall Bank leadership team have received promotions, as part of the Bank’s long-established succession plan. These promotions are:

●	Andrew J. Peden has been promoted from Executive Vice President, Chief Lending Officer to Executive Vice President, Chief Banking Officer. He has been with the Bank for four years and has over 22 years of banking experience.
●	Jason R. McDonough has been promoted from Executive Vice President, Director of Commercial Real Estate to Executive Vice President, Chief Lending Officer. He has been with the Bank for four years and has over 16 years of banking experience.
●	Kelly J. Bell has been promoted from Executive Vice President, Director of Retail Banking and Treasury Services to Executive Vice President, Chief Operating Officer. She has been with the Bank for five years and has over 30 years of banking experience.
●	Sheila Yosufy has been promoted from Senior Vice President, Director of Business Development to Executive Vice President, Director of Sales. She has been with the Bank for nearly four years and has over 20 years of banking experience.

In their roles, Andrew, Jason, Kelly, and Sheila will continue to expand the Bank’s capabilities and provide leadership in support of the Bank’s commitment to serving clients. Altogether, they have nearly 90 years of combined banking experience.

About John Marshall Bancorp, Inc.:

John Marshall Bancorp, Inc. is the bank holding company for John Marshall Bank. John Marshall Bank is a $2.25 billion bank headquartered in Reston, Virginia with eight full-service branches located in Alexandria, Arlington, Loudoun, Prince William, Reston, and Tysons, Virginia, as well as Rockville, Maryland, and Washington, D.C. with one loan production office in Arlington, Virginia. The Bank is dedicated to providing exceptional value, personalized service and convenience to local businesses and professionals in the Washington D.C. Metro area. JMB offers a comprehensive line of sophisticated banking products and services that rival those of the largest banks along with experienced staff to help achieve customers’ financial goals. Dedicated Relationship Managers serve as direct points-of-contact, providing subject matter expertise in a variety of niche industries including Charter and Private Schools, Government Contractors, Health Services, Nonprofits and Associations, Professional Services, Property Management Companies, and Title Companies. Learn more at www.johnmarshallbank.com.

In addition to historical information, this press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiary include, but are not limited to the following: changes in interest rates, general economic conditions, public health crises (such as the governmental, social and economic effects of COVID-19), levels of unemployment in the Bank’s lending area, real estate market values in the Bank’s lending area, future natural disasters, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, accounting principles and guidelines, and other conditions which by their nature are not susceptible to accurate forecast, and are subject to significant uncertainty. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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